EXHIBIT 99.1

PEMSTAR Reports Fiscal 2006 First Quarter Results

ROCHESTER, Minn. – July 27, 2005 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced financial results for its fiscal 2006 first quarter ended June 30, 2005.

Revenue from continuing operations for the three months ended June 30, 2005 increased to $209.8 million, compared to $185.3 million in the same quarter a year ago. The increase included $49.4 million of additional revenue resulting from the shift to a full turnkey operation with a wireless handset customer that was not in our guidance going into the quarter, which was partially offset by a $24.9 million decrease in revenue, largely due to the planned transition out of certain consumer business and softer semi-conductor capital equipment orders.

Net loss from continuing operations for the fiscal 2006 first quarter ended June 30, 2005 was $(9.9) million or $(0.22) per share, compared to net income from continuing operations of $3.0 million or $0.07 per share in the same quarter a year ago. Results from continuing operations for the first quarter include adjustments for certain Americas locations of $(4.3) million or $(0.10) per share, comprised of restructuring charges of $(2.3) million, $(1.3) million of accounts receivable and inventory reserves primarily related to restructured sites and $(0.7) million due to other items. The net loss from continuing operations without these adjustments resulted primarily from reduced gross margins related to volume reduction and product mix changes in the semiconductor capital equipment and wireless hand set production combined with the low capacity utilization being addressed by the restructuring efforts.

Revenues from discontinued operations in our Guadalajara facility for the fiscal first quarter were $5.1 and $11.4 million for fiscal 2006 and 2005, respectively. Loss from discontinued operations for the fiscal first quarter totaled $(7.7) million or $(0.17) per share. Expenses contributing to the fiscal 2006 loss included $(6.6) million or $(0.14) per share of adjustments comprised of the following: restructuring charges of $(4.4) million, $(1.9) million of accounts receivable and inventory reserves primarily related to restructured sites and $(0.3) million of other items.

Excluding the above-mentioned adjustments of $(4.3) million for continuing operations and $(6.6) million for discontinued operations totaling $(0.24) per share, the adjusted net loss for the fiscal first quarter of 2006, was $(6.7) million or $(0.15) per share, which is in-line with prior guidance.

Roy Bauer, PEMSTAR’s President and COO stated, “As we previously announced, we undertook several initiatives over the last year to optimize our cost structure, capacity and engineering organization in the Americas. This process is progressing in line with our guidance from the prior quarter and we feel that the majority of these actions will be completed over the next three months. During the quarter we closed down our Mexico operations. Our San Jose facility will be right sized leaving only our engineering development operation and support for prototype production during our fiscal second quarter. We believe that these steps to further reduce excess capacity will improve PEMSTAR’s financial performance going forward. To improve capacity utilization, new manufacturing opportunities, requiring lower cost structures, are being shifted to our other low cost facilities around the world. We are now in a better position to expand our sales initiatives in the Product Design, Automation, and Test engineering, which is a more profitable and growing part of our business.”

Greg Lea, PEMSTAR’s Executive Vice President and CFO commented, “Our results in the first quarter include the effects of actions we continue to take in our business restructuring. These restructuring actions position PEMSTAR to capitalize on our core capabilities and better align our cost structure with expected customer demands. As stated in the prior quarter, we expect these cost-containment efforts in improved capacity utilization and infrastructure reductions will result in a savings to our operating expenses by approximately $4 million to $5 million per quarter. As a result of our planned restructuring activities, we took a charge of $(6.7) million in this first fiscal quarter and we anticipate taking the remainder of the previously announced total charges of $14 million to $18 million over the next quarter. Based on 2005 actions and expected 2006 remaining reductions, we expect to remove approximately 425,000 square feet of manufacturing capacity from our global operations, leaving us with 1,151,000 square feet worldwide. By the end of the second quarter of fiscal 2006 we will have reduced our workforce in the Americas by 20 percent over that eighteen month period.”

Business Update

During the first quarter of fiscal 2006, sales, excluding incremental turn key revenue, from continuing operations to the industrial sector accounted for 40.6% of net sales; computing and data storage was 28.1% of net sales; communications was 29.9% of net sales; and medical was 1.4% of net sales.

The turnkey transaction change in our Tianjin facility materially affected the following statistical points given the increases in sales, accounts receivable and accounts payable. Accounts receivable at June 30, 2005 was $150.9 million with days sales outstanding (DSO) of 65 compared with $98.8 million in accounts receivable with DSO of 61 at March 31, 2005. Net inventories of $63.8 million as of June 30, 2005 with a turn rate of 12.8 times, compared with $68.3 million at March 31, 2005 and a turn rate of 8.1 times. PEMSTAR’s cash cycle of 37 days was lower than the March quarter’s level of 52 days. The cash and restricted cash balance at June 30, 2005, was $33.6 million, compared to $25.9 million at March 31, 2005. Liquidity, defined as worldwide cash and restricted cash plus available domestic borrowing, stood at $50.7 million, as of June 30, 2005.

Debt as of June 30, 2005, was $122.0 million, compared to $98.1 million in the quarter ended March 31, 2005. The June 30, 2005 balance includes $21.0 million, which together with restricted cash of $22.8 million are related to financing transactions to stabilize costs of the China turnkey transactions. The remaining increase was due to increased borrowings under PEMSTAR’s Asia credit facilities net of reduced domestic borrowings. Debt is calculated as debt plus capital leases, including current maturities in both cases.

Al Berning, Chairman and CEO of PEMSTAR stated, “We remain focused on improving our margin and mix, concentrating on profitable customer accounts and improving our utilization. We continue to make significant progress on all these fronts and we believe that this will be reflected in our bottom-line performance later this year. We are also pleased to be working on projects with new customers this quarter as well as servicing the needs of our existing customers.”

Fiscal 2006 Second-Quarter Outlook

The following forward-looking statements are based on current expectations, and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2006 second quarter ending September 30, 2005, of $215 million to $230 million, including planned turnkey revenue in China, and a net loss of $(0.07) to $(0.12) per share, as the company’s restructuring improvements are not fully implemented until the second quarter. As is the company’s practice, this guidance excludes reserves to adjust capacity to market conditions and customer demands, along with further restructuring charges referred to above.

Use of Non-GAAP Measures

From time to time management uses financial measures which do not reflect “generally accepted accounting principles” (GAAP) in analyzing PEMSTAR’s operating performance, and believes that these non-GAAP measures may assist investors in analyzing the underlying trends in PEMSTAR’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, PEMSTAR has reported a non-GAAP measure called “adjusted net income” for the fiscal quarter ended June 30, 2005, which excludes certain restructuring charges, adjustments made to create accounts receivable and inventory reserves and first quarter adjustments to estimated unbilled services. Management uses the adjusted net income measures in its internal analysis and review of operational performance, and for providing guidance to investors. Management believes that this adjusted net income measure provides investors with useful information in comparing PEMSTAR’s performance over different periods, particularly when comparing this period to periods in which PEMSTAR did not incur some or all of the charges and adjustments described above. By using this non-GAAP measure management believes that investors get a better picture of the performance of PEMSTAR’s underlying business. Management encourages investors to review PEMSTAR’s net income prepared in accordance with GAAP to understand its performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on PEMSTAR’s financial results.

Investor Conference Call / Webcast Details

PEMSTAR will host a live Webcast to review fiscal 2006 first-quarter results today, Wednesday, July 27, at 4:00 p.m. CT (5:00 p.m. ET). To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one month.

If you do not have access to the Internet and want to listen to an audio replay of the first quarter conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21252566. The telephone replay will be available beginning at 6:00 p.m. CT (7:00 p.m. ET) on Wednesday, July 27, through 6:00 p.m. CT (7:00 p.m. ET) on Friday, July 29.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the Americas, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 12 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning, Mr. Bauer and Mr. Lea, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integration of acquired or restructured businesses; increased competition; and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

Contacts:

Greg S. Lea

PEMSTAR Inc.

Executive Vice President & Chief Financial Officer

Phone: 507-292-6941

Email: greg.lea@pemstar.com

David Pasquale

The Ruth Group

Executive Vice President

Phone: 646-536-7006

Email: dpasquale@theruthgroup.com

Pemstar Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	June 30, 2005	March 31, 2005
		(Note A)
Assets
Current assets:
Cash and equivalents	$10,744	$25,883
Restricted cash	22,835	—
Accounts receivable, net	150,868	98,759
Recoverable income taxes	973	971
Inventories	63,812	68,345
Unbilled services	8,024	8,173
Deferred income taxes	973	953
Prepaid expenses and other	11,661	10,413
Assets related to discontinued operations	2,101	9,395

Total current assets	271,991	222,892

Property, plant and equipment, net	70,824	76,169
Goodwill, net	33,878	33,878
Deferred income taxes	2,747	2,733
Other assets	4,030	4,210
Non-current assets related to discontinued operations	448	4,112

Total assets	$383,918	$343,994

Liabilities and shareholders’ equity
Current liabilities:
Cash overdraft	$2,921	$312
Revolving credit facilities and current maturities of long-term debt	103,189	79,068
Current maturities of capital lease obligations	626	453
Accounts payable	123,322	84,375
Income taxes payable	807	1,491
Accrued expenses and other	21,850	26,001
Liabilities related to discontinued operations	4,162	5,695

Total current liabilities	256,877	197,395

Long-term debt, less current maturities	6,179	6,560
Capital lease obligations, less current maturities	11,959	11,973
Other liabilities and deferred credits	2,840	2,895

Shareholders’ equity:
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,198 shares at June 30, 2005 and 45,178 shares at March 31, 2005	452	452
Additional paid-in capital	255,060	255,067
Accumulated other comprehensive income	2,120	3,601
Accumulated deficit	(151,569)	(133,949)

	106,063	125,171

Total liabilities and shareholders’ equity	$383,918	$343,994

Note A – Amounts have been reclassified to conform to discontinued operations presentation.

Pemstar Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,
	2005	2004
		(Note A)
Net sales	$209,843	$185,320
Cost of goods sold	204,354	167,781

Gross profit	5,489	17,539

Selling, general and administrative expenses	12,136	13,886
Restructuring and impairment charges	2,346	—

Operating loss	(8,993)	3,653

Other (income) expense -net	(64)	(1,406)
Interest expense	1,677	2,013

(Loss) income before income taxes	(10,606)	3,046

Income tax (benefit) expense	(692)	78

(Loss) income from continuing operations	(9,914)	2,968
Loss from discontinued operations	(7,706)	(2,443)

Net (loss) income	$(17,620)	$525

Basic (loss) income per common share:
(Loss) income from continuing operations	$(0.22)	$0.07
Loss from discontinued operations	(0.17)	(0.06)

Net (loss) income	$(0.39)	$0.01

Diluted (loss) income per common share:
(Loss) income from continuing operations	$(0.22)	$0.07
Loss from discontinued operations	(0.17)	(0.06)

Net (loss) income	$(0.39)	$0.01

Shares used in computing net (loss) income per common share:
Basic	45,195	45,142
Diluted	45,195	48,662

Note A – Amounts have been reclassified to conform to discontinued operations presentation.

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